Exhibit 10.1

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

This Second Amendment to Stock Purchase Agreement (“Second Amendment”), is made as of April 17, 2015 (the “Effective Date”), by and between Global Future City Holding Inc., a Nevada corporation publicly traded on the OTCQB under the symbol FTCY (the “Company”), and Sky Rover Holdings Ltd., a newly formed Republic of Seychelles corporation (the “Purchaser”). The Company and Purchaser may be referred to as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, Company and Purchaser entered into a Stock Purchase Agreement dated September 19, 2014 (the “Original SPA”);

WHEREAS, due to certain conditions attributable to neither Party, the closing of the transaction contemplated by the Agreement has not occurred on or prior to December 31, 2014 as anticipated;

WHEREAS, on February 17, 2015, the Parties entered into a First Amendment to the Original SPA (the “First Amendment”) that amended certain terms to the Original SPA, which was disclosed in the Company’s Form 8-K/A filed with the Securities Exchange Commission (“SEC”) on February 20, 2015. The Original SPA, First Amendment, and this Second Amendment may collectively be referred to as the SPA;

WHEREAS, the Parties are continuously and diligently working to meet the closing conditions pursuant to the SPA;

WHEREAS, the Parties now wish to amend certain terms of the SPA as set forth in this Second Amendment in order to facilitate the closing conditions to the SPA;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to as follows:

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THE AGREEMENT IS HEREBY AMENDED AS FOLLOW:

1.	Covenants. Section 7 of the Original SPA is amended to include additional covenants from the Purchaser and the Company:

(a)	A new Section 7(a)(xi) shall be added as follows:

EB-5 Regional Center Acquisition. At or before the Closing, the Purchaser shall provide the necessary funds in order for the Company to acquire 100% of the membership interests in Powerdyne Regional Center LLC (“Powerdyne”), which is a designated EB-5 Regional Center approved by the U.S. Citizen and Immigration Service (“USCIS”) on March 28, 2013.

(b)	A new Section 7(a)(xii) shall be added as follows:

Global EGD Development, Inc. At or before the Closing, the Purchaser shall conduct an audit of Global EGD Development, Inc., a California corporation that markets cellular phones to individuals and retailers (“Global EGD”). After an audit is conducted, Global EGD shall become a wholly-owned subsidiary of the Company.

(c)	A new Section 7(b)(vi) shall be added as follows:

Amendment of Deliverable Shares. At Closing, the Company shall deliver 30,400,000 shares of the Company’s common stock (the “Shares”) to Purchaser.

(d)	A new Section 7(b)(vii) shall be added as follows:

Allocation of Shares. At Closing or immediately thereafter, the Company shall allocate the Shares to the following, unaffiliated parties below:

(i)	7,000,000 of the 30,400,000 shares of the Company’s common stock shall be delivered to Future Continental Limited, a Republic of Seychelles company.

(ii)	7,000,000 of the 30,400,000 shares of the Company’s common stock shall be delivered to Discover Future Limited, a Hong Kong company.

(iii)	7,280,000 of the 30,400,000 shares of the Company’s common stock shall be delivered to Global Future Development Limited, a United Kingdom company.

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(iv)	9,120,000 of the 30,400,000 shares of the Company’s common stock shall be delivered to Master Power Holdings Group, a British Virgin Island company

2.	Closing Conditions. Section 9 of the Original SPA is amended to add certain conditions to be satisfied prior to the Purchaser’s and Company’s obligation to complete the Closing pursuant to the SPA:

(a) A new Section 9(a)(vi) shall be added as follows:

Delivery of Shares. The transfer of 30,400,000 shares of the Company’s common stock to be distributed to the respective, unaffiliated parties as disclosed in the Second Amendment.

(b) A new Section 9(a)(vii) shall be added as follows:

Global EGD Development. Global EGD Development, Inc. (“Global EGD”) shall become a wholly-owned subsidiary of the Company after the Purchaser completes an audit of Global EGD.

(c) A new Section 9(b)(i)(6) shall be added as follows:

Powerdyne. Purchaser shall provide the necessary funds in order for the Company to acquire 100% of the membership interests in Powerdyne.

(d) Waiver of Remaining Closing Conditions. The Parties hereby acknowledge that Purchaser has transferred the intellectual property used to calculate Rewarded EGD as disclosed in the Company’s Form 8K/A on February 20, 2015 to Future Technology Inc., a California corporation (“Future Technology”). However, the Purchaser has not performed or completed an audit for Future Technology or Global EGD. As a result, the Purchaser has not met its closing conditions in order for Future Technology and Global EGD to become wholly-owned subsidiaries of the Company.

Notwithstanding the foregoing, the Parties wish for the SPA to close, and thus, acknowledge, understand, and agree to waive all outstanding closing conditions that have not been met prior to the Closing. Although each respective Party hereby waives all remaining closing conditions that are currently outstanding, the Parties shall voluntarily continue to perform according to the terms of the SPA.

3.	Choice of Law. This Second Amendment is governed by and shall be construed in accordance with the laws of the State of California without regard to the conflict of laws or choice of law principles thereof.

4.	Entire Agreement; Conflict. This Second Amendment constitutes the entire agreement of the Parties hereto with respect to the subject matter thereof. Except as specifically otherwise provided herein, all other terms and condition of the Agreement, as hereby amended, are ratified and confirmed and shall remain unchanged and in full force and effect. In the event of any conflict between the terms of this Second Amendment, and the terms of the Agreement, this Second Amendment shall control.

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5.	Successors and Assigns. This Second Amendment inures to the benefit of and is binding upon the predecessors, successors, heirs, assigns, representatives, agents, servants, employees and shareholders of the respective Parties hereto and each of them as may be permitted pursuant to the Agreement.

6.	Counterparts. This Second Amendment may be executed in one or more counterparts; each counterpart shall be considered an original of this Second Amendment. Facsimile and email transmissions of signatures shall be accepted and binding as originals.

7.	Definitions. Any capitalized term used herein and not otherwise defined shall have the meaning ascribed to such capitalized term in the Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Second Amendment effective as of the Effective Date.

COMPANY:

GLOBAL FUTURE CITY HOLDING INC.

By: /s/ Michael R. Dunn

Name: Michael R. Dunn

Its: Chief Executive Officer & Shareholder

PURCHASER:

SKY ROVER HOLDINGS LTD.

By: /s/ Lei Pei

Name: Lei Pei

Its: COO

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